                                 EXHIBIT A

            THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE



     Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b) (11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant.


(Dollars in millions, except per share)

                                               Three Months Ended                 Nine Months Ended
                                                  September 30,                      September 30,
                                               1995           1994                1995           1994
                                            ---------      ---------           ---------      ---------
Primary:

Net Income                                    $157.5         $151.3              $464.6         $430.5

Adjusted average number of
  shares outstanding                     154,286,528    152,733,606         153,593,401    153,113,257

PRIMARY EARNINGS PER SHARE                     $1.02          $0.99               $3.03          $2.81



Fully Diluted:

Net Income                                    $157.5         $151.3              $464.6         $430.5

Adjusted average number
  of shares outstanding                  154,286,528    152,733,606         153,836,488    153,113,257

FULLY DILUTED EARNINGS PER SHARE               $1.02          $0.99               $3.02          $2.81


     The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any such shares of either Series A Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to the Note captioned 'Preferred Stock Purchase Rights Plan' in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on form 10-K for the year ended December 31, 1994 at page 49.





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